Exhibit 99.1

Hansen Medical Announces Expanded Agreement with Intuitive Surgical

Intuitive Surgical to Pay $20 Million to Acquire an Extended License to Certain Patents in Hansen

Medical’s Patent Portfolio and Purchase $10 Million of Hansen Medical Stock

MOUNTAIN VIEW, CA. – October 31, 2012 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in intravascular robotics, today announced it has signed an updated license agreement with Intuitive Surgical (Nasdaq: ISRG).

Under the terms of the updated agreement, Intuitive Surgical’s existing co-exclusive rights to Hansen Medical’s patent portfolio to certain non-vascular approaches have been extended to include patents filed by Hansen Medical subsequent to the original 2005 agreement up to and including the period three years subsequent to this update. Hansen Medical retains the right to use its intellectual property for all clinical applications. This agreement is an update to the co-exclusive license agreement signed by the companies in 2005.

Intuitive Surgical will pay Hansen Medical a $20 million up front license fee and will purchase 5,291,005 shares of Hansen Medical common stock for $10 million through a private placement transaction. The shares were priced at $1.89, which represents a 5 percent premium to the trailing 10-day average of Hansen Medical’s closing bid price on the NASDAQ Capital Market on October 26, 2012. The shares are subject to an 18-month lock-up period.

“We are pleased to have this opportunity to deepen our relationship with Intuitive Surgical,” said Bruce Barclay, President and CEO of Hansen Medical. “We view this transaction as a significant validation of our technology from the global pioneer in medical robotics. Importantly, the capital received as part of this agreement will further strengthen our balance sheet, with a significant portion of the new capital being non-dilutive to our current shareholders. Given our strategic focus on intravascular robotics, a large and growing market with a significant unmet clinical need, this capital will further support our global launch of the Magellan™ Robotic System.”

Under terms of the agreement the $10 million private placement closed on Monday October 29, 2012, and the $20 million upfront license fee will be paid on Friday, November 2, 2012.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is the global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, NorthStar™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S. the Company’s Sensei X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the potential benefits of our technology and the value of our intellectual property portfolio. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 9, 2012 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Lynx are registered trademarks, and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
john.capodanno@fticonsulting.com

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